Exhibit 24-1.03


                        Consent of Independent Accountants


To the Trustees and Shareholders of
Eastern Utilities Associates:


We consent to the incorporation by reference in the registration statements of Eastern Utilities Associates on Forms S-3, S-4 and S-8 (File No. 33-50226 33-50099 and 33-49897, respectively) of our reports dated March 4, 1994, on our audits of the consolidated financial statements and financial statement schedules of Eastern Utilities Associates and subsidiaries as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992 and 1991, which reports are incorporated by reference or included in this Annual Report of Form 10-K.




                                         Coopers & Lybrand




Boston, Massachusetts
March 23, 1994